AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT

This Amendment (“Amendment”) to the Agreement (defined below), is effective as of January 28, 2016, by and among Vantagepoint Investment Advisers, LLC, a Delaware limited liability company (“Client”), Fiduciary Management, Inc., a Wisconsin corporation (“Subadviser”), and The Vantagepoint Funds, a Delaware statutory trust.

WHEREAS, the Client, Subadviser and The Vantagepoint Funds entered into an Investment Subadvisory Agreement effective as of January 16, 2009 with respect to the Vantagepoint Growth & Income Fund, a series of The Vantagepoint Funds (the “Agreement”);

WHEREAS, the Client, Subadviser and The Vantagepoint Funds desire to further amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

1.	Schedule A (Fee Schedule) shall be replaced in its entirety with the schedule attached to this Amendment.

2.	All other provisions of the Agreement remain in full force and effect.

3.	Unless otherwise defined in this Amendment, all terms used in this Amendment shall have the same meaning given to them in the Agreement.

4.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto execute this Amendment effective as of the date first set forth above.

THE VANTAGEPOINT FUNDS, on behalf of the Vantagepoint Growth & Income Fund

By:	/s/ Angela Montez
Angela Montez, Secretary

Date:	1/28/16

Approved by:	/s/ Wayne Wicker
Wayne Wicker, Chief Investment Officer
Vantagepoint Investment Advisers, LLC

	Date:	1/28/16

VANTAGEPOINT INVESTMENT ADVISERS, LLC

By:	/s/ Angela Montez
Angela Montez, Assistant Secretary

Date:		1/28/16

Approved by:	/s/ Wayne Wicker
Wayne Wicker, Chief Investment Officer

Date:	1/28/16

FIDUCIARY MANAGEMENT, INC.

By:	/s/ John S. Brandser

Title:	John S. Brandser, President

Date:	2/02/16

Schedule A

VANTAGEPOINT INVESTMENT ADVISERS, LLC

THE VANTAGEPOINT FUNDS

Fee Schedule

For

Fiduciary Management, Inc.

Growth & Income Fund

The Subadviser’s quarterly fee shall be calculated based on the average daily net asset value of assets under the Subadviser’s management as provided by the Client or Custodian, at Client’s discretion, based on the following annual rate.

First $100 million	0.525 percent
Over $100 million	0.400 percent